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EXHIBIT 99.1
                               NORTH FORK BANCORP
   275 BROADHOLLOW ROAD, MELVILLE, NY 11747 (631) 844-1258 FAX (631) 844-1471


FOR IMMEDIATE RELEASE CONTACT: DANIEL M. HEALY
NORTH FORK BANCORPORATION, INC. EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER 631-844-1258
NYSE:NFB
MELVILLE, N.Y. - SEPTEMBER 20, 2001

A SPECIAL MESSAGE FROM JOHN A. KANAS, CHAIRMAN, TO OUR SHAREHOLDERS,

CUSTOMERS AND FRIENDS CONCERNING THE RECENT TRAGEDY

The aftermath of last week's tragedy has begun to be absorbed into everyday life. Quite naturally, we are being called upon to respond to questions from the public ranging from what has been the immediate impact on our company, to how we view our role in the reparation efforts. This communication is intended to answer those inquiries.

As to the question of the immediate impact on our company, we are pleased to report that we have experienced very little disruption to our banking system and virtually all customer transactions continue uninterrupted. Backup systems have been successfully deployed where telecommunications have been interrupted. These systems, and the immediate implementation of emergency procedures adopted by our retail and technical staffs, have made it possible to continue to operate all customer functions seamlessly. All ATM's, except those to which telecommunication lines have been disrupted continue to function normally. Only two of our 150 branches have been forced to close temporarily. These branches, located in downtown Manhattan, are expected to resume service within a few days.

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We have conducted a specific review of our loan portfolio with particular emphasis on loans in lower Manhattan. The result of that review indicates no current need to establish any additional or specific reserves to absorb losses not already provided. As a result of the nature and relative diversity of our entire loan portfolio, we have confidence in its ability to withstand further economic downturn without major dislocation.

Though we are grateful to report these positive results, we are by no means naive about prospects for the future. It remains far too early to make intelligent estimates as to the ultimate level of damage that will be sustained by our economy. Clearly, prospects are uncertain.

Owing to the tremendous success our company has enjoyed over the past decade, we enter these uncertain times well prepared. Armed with excess capital and reserves consistent with the current estimates of loan loss risk, we intend to continue to pursue our previously announced expansion plans with the zeal and vigor that has become the hallmark of our company. Our pending acquisition of Commercial Bank of New York will close soon, and we are pleased to report that it has also been operating normally.

Finally, we want everyone to understand the lengths to which we are currently going to make specific and deliberate contributions to the reparation effort in our marketplace.

Thus far we have:

        -- Required our bankers to reach out proactively to those customers known to have been effected by the recent tragedy in order to assess the need for our help.

        -- Joined with other banking institutions in participating in Governor Pataki's program to help collect individual contributions to be forwarded to the relief effort.


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        -- Underwritten scores of community-based grassroots initiatives geared toward providing various levels of help to both the rescue personnel as well as the families of the victims in this tragedy.

        -- Established a task force, chaired by myself, for the specific purpose of evaluating customer needs on a one-by-one basis. This group will convene daily, as long as is necessary, to consider, among other things; the waiver of late fees, the forgiveness of certain transaction fees that may have been caused by the tragedy, and the modification or extension of debts in extreme circumstances.

Consistent with our intention to make meaningful and targeted contributions to the reparation effort, we will establish a special reserve, in an amount to be determined over the next few weeks, for the specific purpose of absorbing the cost of these efforts. Although we remain hopeful that our nation's economy will soon rebound from the effects of these devastating events, we suspect that the solutions we collectively seek will take some time to evolve. As such, we intend to play an active and ongoing role as an important local financial intermediary in helping to restore the confidence that we, as Americans, share in our great society. Supported by the strength of our balance sheet and the energy and enthusiasm of all of our employees, we will continue to execute on our ambitious expansion plans. In doing so we intend to fulfill our obligation to help re-ignite the growth of our local economy.


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